Exhibit 10.4

Consulting Services Agreement

THIS AGREEMENT ("Agreement") is made on January 16, 2006 (the "Execution Date").
BETWEEN:

PACIFIC RIM SOLUTIONS, INC. [SOON TO BE RENAMED AS "SINO FIBRE COMMINUCATIONS, INC."], a Nevada corporation with its principal office located at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY, U.S.A (hereafter referred to as "SINO FIBRE.");

and

Ms. Ye Lian Zhi having her principal place of business at Room 501, Building No. 19, Zone No. 14, Wan-Ke City Garden, No. 3333, Qi-Xing Road, Shanghai, China, (hereafter referred to as "Ye").

The parties hereby agree as follows:
  Scope of Work.   Ye shall perform consultant services to help SINO FIBRE in obtaining all necessary permits and written consents from various parties to secure exclusive rights from Sino-Con Telecomm Group Co., Ltd., China to SINO FIBRE Inc. and/or its affiliates, to offer leases and/or usage of the Fiber Optic Network in China which is owned by Sino-Con Telecomm Group. Ye's performance of services and compensation necessary for the completion of such additions or modifications shall be governed by this agreement unless otherwise described in the written agreement of the parties.

  Compensation.   Ye will be paid an annual consulting fee of 50,000 USD for her services of which 25,000 USD will be paid to Ye immediately upon execution of this agreement.

  During the Term of this agreement, for her services SINO FIBRE will issue a total of 300,000 employee stock options to Ye. An initial 100,000 options will be issued with an exercise price of 0.001 cents USD and the remaining 200,000 options will be issued with an exercise price to be determined once the company Employee Stock Option Plan has been finalized and filed with NASD and all other proper authorities. Such options will have a vesting schedule of:

Ye Lian Zhi	100,000 200,000	USD$0.001 USD$	January 31, 2006 100,000 March 31, 2006 200,000

  Confidentiality.   Ye acknowledged that Confidential Information (as defined in Item 5 of this letter) is of great value to SINO FIBRE. Accordingly, Ye agrees not to divulge to anyone, either during or after the term of this Mandate, any Confidential Information obtained by Ye and which is owned by SINO FIBRE during the term of this Mandate. Upon the expiration or termination of this Mandate, Ye agrees to deliver to SINO FIBRE all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by SINO FIBRE to Ye or which are prepared by Ye in performance of the Services for the Sino Fiber. Upon the expiration or termination of this Agreement, Ye agrees to make no further use or utilization of any Confidential Information. The provisions of this Section 3 shall survive the termination of this Mandate for a period of two years.
  Definitions. As used in this Agreement:

  "Confidential Information" means information of SINO FIBRE. or any person or business entity directly or indirectly controlled by or controlling SINO FIBRE, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to Ye or known to Ye as a consequence of or through the performance of Services for SINO FIBRE, whether or not related to his duties for SINO FIBRE, including, but not limited to, information relating to Inventions, original works of authorship, disclosures, processes, systems, methods, formulas, trade secrets, procedures, concepts, algorithms, software, compositions, techniques, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research procedures, copyrights, copyright applications, trademarks, trademark applications, devices, machinery, materials, cost of production, contract forms, prices, pricing policies, volume of sales, promotional methods, identity or information about customers or suppliers, marketing techniques or other information of a similar nature. Information shall be considered to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by SINO FIBRE.

  Termination. Either party may terminate this agreement with Ten (10) business days written notice. Termination of the agreement in accordance with this clause by SINO FIBRE shall not obviate SINO FIBRE's obligations to pay any Fees to Ye if such Fees have become due to Ye or would have become due after termination In the event of any termination of this Agreement, SINO FIBRE shall make payments to Ye for all Services performed in accordance with the terms and conditions of this Mandate up to the date of termination, and Ye shall immediately return to SINO FIBRE, without limitation, all documents, drawings and any other items of whatever nature supplied to Ye by SINO FIBRE or owned by SINO FIBRE pursuant to this Agreement.

  Independent Contractor/Taxes. Ye is not an agent or employee of SINO FIBRE. and is not authorized to act on behalf SINO FIBRE. Except as required by a final determination by the relevant taxing authority and upon due notice to the other party, Ye and SINO FIBRE each agrees that it will treat Ye as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

  Assignment. Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

  Governing Law. This Agreement, together with its Schedules, shall be governed by the laws of the United States of America.

  Limitation of Liability. In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise. Each party's total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder

  Headings. The headings in this letter are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Mandate.

  Notices. All notices, requests, demands, and other communications required by, or made in connection with, this Mandate or the transactions contemplated by this Mandate, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

  If to SINO FIBRE:   The address listed in this agreement or by fax to:

  (852) 3101 7530

  If to Ye:     The address listed in this agreement

  Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.

  Severability. If any provision of this Mandate is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Mandate shall be deemed valid and enforceable to the full extent possible.

  Waiver. The waiver of any term or condition contained in this Mandate by any party to this Mandate shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

  Entire Agreement. This letter contains all of the terms and conditions agreed upon by the parties relating to the Mandate and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof.

Accepted by Sino Fibre Communications, Inc.:

By: MATT MECKE	[Signature]

Name:	Matt Mecke

Title:	CEO

Accepted by Ye Lian Zhi:

By: YE LIAN ZHI	[Signature]

Name:	Ye Lian Zhi